UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report:

October 14, 2005

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05647	95-1567322
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

333 Continental Boulevard, El Segundo, California	90245-5012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(310) 252-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

As discussed below under Items 5.02(b), 5.02(c) and 8.01, Neil B. Friedman has been promoted to the newly created position of President of the consolidated Mattel Brands division of Mattel, Inc. (“Mattel”). In connection with Mr. Friedman’s promotion, Mattel has made the following adjustments to Mr. Friedman’s compensation, in recognition of the increased responsibilities of his new position: an increase in base salary from $935,000 to $1,000,000 per year; and a grant of 25,000 restricted stock units (“RSUs”) with dividend equivalents, to be made on October 18, 2005 pursuant to the Mattel, Inc. 2005 Equity Compensation Plan. Mr. Friedman will be relocating to the Los Angeles area to work in Mattel’s headquarters office. It is anticipated that there will be additional adjustments to Mr. Friedman’s compensation in connection with his relocation to California once more specific plans are put in place with regard to his relocation.

The form of grant agreement that will be used to make the grant of RSUs to Mr. Friedman is filed herewith as Exhibit 99.1, and the above description of the RSU grant is qualified in its entirety by reference to such Exhibit.

In addition, on October 12, 2005, Mattel and Thomas A. Debrowski, Executive Vice President, Worldwide Operations, entered into a letter agreement amending Mr. Debrowski’s employment agreement. The amendment concerns Mr. Debrowski’s entitlement to severance benefits after a “Change of Control” (as defined in the employment agreement) of Mattel. Specifically, the amendment provides that if Mr. Debrowski were to terminate his employment with Mattel for any reason during the 30-day period following the sixth month anniversary of a “Change of Control,” he would be entitled to the same severance benefits as are already required to be paid under the employment agreement if he were to terminate his employment for “Good Reason” (as defined in the employment agreement) within 18 months following a “Change of Control.” The purpose of the amendment is to bring the provision in Mr. Debrowski’s employment agreement into alignment with similar provisions in the employment agreements of Mattel’s other named executive officers.

The letter agreement amending Mr. Debrowski’s employment agreement is filed herewith as Exhibit 99.2, and the above description of the amendment is qualified in its entirety by reference to such Exhibit.

Section 5 – Corporate Governance and Management

Items 5.02(b) and 5.02(c). Elimination of Existing President Positions, Creation of New President Position and Appointment of President

Section 8 – Other Events

Item 8.01. Other Events

On October 10, 2005, Mattel announced the consolidation of its previously existing Mattel Brands and Fisher-Price Brands divisions into one division called “Brands.” Mattel’s press release announcing the consolidation of the divisions is filed herewith as Exhibit 99.3. After issuing the press release, Mattel has reconsidered the name of the consolidated Brands division and has decided that instead of being referred to as “Brands” it should be referred to as “Mattel Brands.”

Neil B. Friedman has been appointed to the newly created position of President of the consolidated Mattel Brands division, effective October 10, 2005. Mr. Friedman previously served as President, Fisher-Price Brands from March 1999 to October 2005. Prior to that, from August 1995 to March 1999, he was President – Tyco Preschool. For more than five years prior to that, he was President of MCA/Universal Merchandising, Senior Vice President-Sales, Marketing and Design of Just Toys, Vice President and General Manager of Baby Care for Gerber Products, Executive Vice President and Chief Operating Officer of Lionel Leisure, Inc. and President of Aviva/Hasbro.

A description of the material terms of Mr. Friedman’s employment agreement with Mattel is contained in Mattel’s 2005 Notice of Annual Meeting and Proxy Statement, under the heading “Employment Agreements.” As mentioned above under Item 1.01, in connection with his promotion to President of the consolidated Mattel Brands division, Mr. Friedman received a salary increase and will receive a grant of RSUs, and further adjustments to Mr. Friedman’s compensation are anticipated to be made after more specific plans are put in place with regard to his relocation to the Los Angeles area.

In connection with the consolidation, the President positions relating to the previously existing Fisher-Price Brands and Mattel Brands divisions have been eliminated, and Matthew C. Bousquette, formerly President of the previously existing Mattel Brands division, has decided to pursue other business opportunities.

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Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired: None

(b) Pro forma financial information: None

(c) Exhibits:

Exhibit No.	Exhibit Description

99.1	Form of Grant Agreement for grant to Neil B. Friedman of RSUs with dividend equivalents under the Mattel, Inc. 2005 Equity Compensation Plan

99.2	Letter agreement between Mattel and Thomas A. Debrowski dated October 11, 2005, entered into October 12, 2005, amending Mr. Debrowski’s employment agreement

99.3	Press release dated October 10, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTEL, INC. Registrant

By:	/s/ ROBERT NORMILE
Robert Normile Senior Vice President, General Counsel and Secretary

Dated: October 14, 2005

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